JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Heartland Express, Inc. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 12th day of December 2016.

ANN S. GERDIN, individually

/s/ Ann S. Gerdin, by Thomas E. Hill, pursuant to power of attorney previously filed

ANN S. GERDIN, co-trustee of the ANN S. GERDIN REVOCABLE TRUST

/s/ Ann S. Gerdin, by Thomas E. Hill, pursuant to power of attorney previously filed

JULIE J. DURR, individually

/s/ Julie J. Durr, by Thomas E. Hill, pursuant to power of attorney previously filed

ANGELA K. JANSSEN, individually

/s/ Angela K. Janssen, by Thomas E. Hill, pursuant to power of attorney previously filed